INVESTMENT SUB-ADVISORY AGREEMENT
with
TIDAL INVESTMENTS LLC

This Investment Sub-Advisory Agreement (the “Agreement”) is made this 26th day of August, 2026 by and among Yorkville America Equities, LLC, a Florida limited liability company (hereinafter referred to as (“Adviser”) with its principal place of business located at 1012 Springfield Avenue, Mountainside, New Jersey 07092, T-REX (Cayman) Portfolios SPC (the “Fund”), on behalf of each segregated portfolio of the Fund identified in Schedule A hereto (each a “Segregated Portfolio” and collectively, the “Segregated Portfolios”), and Tidal Investments LLC, a Delaware limited liability company with its principal place of business at 234 West Florida Street, Suite 700, Milwaukee, Wisconsin 53204 (the “Sub-Adviser”).

W I T N E S S E T H
WHEREAS, The Fund is a Cayman Islands segregated portfolio company which maintains segregated portfolios (as defined in the Companies Act (Revised) of the Cayman Islands) in order to segregate the assets and liabilities of each such segregated portfolios from the assets and liabilities of other segregated portfolios and from the general assets of the Fund;
WHEREAS, Yorkville America Investment Trust (the “Trust”), is an Ohio business trust and an open-end management investment company, registered as such under the Investment Company Act of 1940, as amended (the “1940 Act”) which consists of certain series;
WHEREAS, the sole shareholder of each Segregated Portfolio (each a “Sole Shareholder”) is the corresponding series of the Trust identified in Schedule A hereto;
WHEREAS, each Segregated Portfolio’s principal purpose is to provide its corresponding Sole Shareholder with exposure to certain assets such as commodities and exchange traded products or funds within the limitations of the U.S. federal tax requirements that apply to the Sole Shareholder;
WHEREAS, the Adviser is registered as an investment adviser under the Investment Advisers Act of 1940, as amended (the “Advisers Act”);
WHEREAS, the Adviser has entered into a Management Agreement (the “Management Agreement”) dated August 26, 2026, as may be amended from time to time, with the Fund, on behalf of each Segregated Portfolio;
WHEREAS, the Sub-Adviser is registered as an investment adviser under the Advisers Act and is engaged in the business of supplying investment advice as an independent contractor;
WHEREAS, the Fund, on behalf of each Segregated Portfolio, accepts that the Adviser may appoint a sub-adviser to perform certain services for which the Adviser is responsible, which services are agreed upon by each of the Fund, on behalf of each Segregated Portfolio, the Adviser and such sub-adviser; and
WHEREAS, the Sub-Adviser is willing to furnish such services as set forth herein to each of the Segregated Portfolios.

A G R E E M E N T

NOW, THEREFORE, in consideration of the mutual covenants and benefits set forth herein, the parties do hereby agree as follows:

1.Duties of the Sub-Adviser. Subject to supervision and oversight of the Adviser and the Fund's Board of Directors (the “Board”), and in accordance with the terms and conditions of the Agreement, the Sub-Adviser shall manage all of the securities and other assets of the Segregated Portfolios entrusted to it hereunder (the “Assets”), including the purchase, retention and disposition of the Assets, in accordance with the Segregated Portfolios’ respective investment objectives, guidelines, policies and restrictions (if any) as stated in the constitutional documents of the Fund and in the applicable corporate documents of each Segregated Portfolio, as currently in effect and as amended or supplemented from time to time (referred to collectively as the “Documents”), and subject to the following:
(a)The Sub-Adviser shall, subject to subparagraph (b), determine from time to time what Assets will be purchased, retained or sold by the Segregated Portfolios, and what portion of the Assets will be invested or held uninvested in cash as is permissible.
(b)In the performance of its duties and obligations under this Agreement, the Sub-Adviser shall act in conformity with the Documents, the written instructions and directions of the Adviser and of the Board, the requirements of the 1940 Act, the Advisers Act, the Commodity Exchange Act, the Internal Revenue Code of 1986, as amended (the “Code”), and all applicable laws and regulations.
(c)The Sub-Adviser shall determine the Assets to be purchased or sold by the Segregated Portfolios as provided in subparagraph (a) and will place orders with or through such persons, brokers or dealers to carry out the policy with respect to brokerage set forth in the applicable Documents or as the Board or the Adviser may direct in writing from time to time, in conformity with all applicable laws. In executing Segregated Portfolio transactions and selecting brokers or dealers, the Sub-Adviser will use its best efforts to seek on behalf of each Segregated Portfolio the best execution and overall terms available. In assessing the best overall terms available for any transaction, the Sub-Adviser shall consider all factors that it deems relevant, including the breadth of the market in the security, the price of the security, the financial condition and execution capability of the broker or dealer, and the reasonableness of the commission, if any, both for the specific transaction and on a continuing basis. In evaluating the best overall terms available, and in selecting the broker-dealer to execute a particular transaction, the Sub-Adviser may also consider the brokerage and research services provided (as those terms are defined in Section 28(e) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)). Consistent with any guidelines established by the Board and Section 28(e) of the Exchange Act, the Sub-Adviser is authorized to pay to a broker or dealer who provides such brokerage and research services a commission for executing a portfolio transaction for a Segregated Portfolio which is in excess of the amount of commission another broker or dealer would have charged for effecting that transaction if, but only if, the Sub-Adviser determines in good faith that such commission was reasonable in relation to the value of the brokerage and research services provided by such broker or dealer viewed in terms of that particular transaction or in terms of the overall responsibilities of the Sub-Adviser to its discretionary clients, including the

Segregated Portfolio. In addition, the Sub-Adviser is authorized to allocate purchase and sale orders for securities to brokers or dealers (including brokers and dealers that are affiliated with the Adviser, Sub-Adviser or the Trust’s principal underwriter) if the Sub-Adviser believes that the quality of the transaction and the commission are comparable to what they would be with other qualified firms. In no instance, however, will the Assets be purchased from or sold to the Adviser, Sub-Adviser, the Trust’s principal underwriter, or any affiliated person of the Trust, Adviser, the Sub-Adviser or the principal underwriter, acting as principal in the transaction, except to the extent permitted by the U.S. Securities and Exchange Commission (“SEC”) and the 1940 Act and applicable law.
(d)The Sub-Adviser shall maintain all books and records with respect to transactions involving the Assets required by subparagraphs (b)(1), (5), (6), (7), (8), (9) and (10) and paragraph (f) of Rule 31a-1 under the 1940 Act. The Sub-Adviser shall keep the books and records relating to the Assets required to be maintained by the Sub-Adviser under this Agreement and shall timely furnish to the Adviser all information relating to the Sub-Adviser’s services under this Agreement needed by the Adviser to keep the other books and records of the Segregated Portfolio required by Rule 31a-1 under the 1940 Act, as requested by the Adviser. The Sub-Adviser agrees that all records that it maintains on behalf of a Segregated Portfolio are property of the Segregated Portfolio and the Sub-Adviser will surrender promptly to the Segregated Portfolio any of such records upon the Segregated Portfolio’s request; provided, however, that the Sub-Adviser may retain a copy of such records. In addition, for the duration of this Agreement, the Sub-Adviser shall preserve for the periods prescribed by Rule 31a-2 under the 1940 Act any such records as are required to be maintained by it pursuant to this Agreement, and shall transfer said records to any successor sub-adviser upon the termination of this Agreement (or, if there is no successor sub-adviser, to the Adviser).
(e)The Sub-Adviser shall provide the Segregated Portfolio’s custodian (if any) on each business day with information relating to all transactions concerning the Assets and shall provide the Adviser with such information upon request of the Adviser and shall otherwise cooperate with and provide reasonable assistance to the Adviser, the Fund’s administrator, the Fund’s custodian and foreign custodians (if any), the Fund’s transfer agent and pricing agents (if any) and all other agents and representatives of the Fund.
(f)The Adviser acknowledges that the Sub-Adviser performs investment advisory services for various other clients in addition to the Segregated Portfolios and, to the extent it is consistent with applicable law and the Sub-Adviser’s fiduciary obligations, the Sub-Adviser may give advice and take action with respect to any of those other clients that may differ from the advice given or the timing or nature of action taken for a particular Segregated Portfolio.
(g)The Sub-Adviser shall promptly notify the Adviser of any financial condition that is reasonably and foreseeably likely to impair the Sub-Adviser’s ability to fulfill its commitment under this Agreement.
(h)The Sub-Adviser shall, unless and until otherwise directed by the Adviser or the Board and consistent with the best interests of each Segregated Portfolio, be responsible for exercising (or not exercising in its discretion) all rights of security holders with respect to securities held by each Segregated Portfolio, including but not limited to: reviewing proxy solicitation materials, voting and handling proxies and converting, tendering exchanging or redeeming securities. The Sub-Adviser will have no obligation to advise, initiate or take any other action on behalf of the Adviser, the Segregated Portfolios or the

Assets in any legal proceedings (including, without limitation, class actions and bankruptcies) relating to the securities comprising the Assets or any other matter. Sub-Adviser will not file proofs of claims relating to the securities comprising the Assets or any other matter and will not notify the Adviser, the Segregated Portfolios or the Trust’s custodian of class action settlements or bankruptcies relating to the Assets.
(i)In performance of its duties and obligations under this Agreement, the Sub-Adviser shall not consult with any other sub-adviser to the Segregated Portfolios or a sub-adviser to a portfolio that is under common control with the Segregated Portfolios concerning the Assets, except as permitted by the policies and procedures of the Segregated Portfolios. The Sub-Adviser shall not provide investment advice to any assets of the Segregated Portfolios other than the Assets which it sub-advises.
(j)On occasions when the Sub-Adviser deems the purchase or sale of a security to be in the best interest of the Segregated Portfolios as well as other clients of the Sub-Adviser, the Sub-Adviser may, to the extent permitted by applicable law and regulations, aggregate the order for securities to be sold or purchased. In such event, the Sub-Adviser will allocate securities so purchased or sold, as well as the expenses incurred in the transaction, in a manner the Sub-Adviser reasonably considers to be equitable and consistent with its fiduciary obligations to the Segregated Portfolio and to such other clients under the circumstances.
(k)The Sub-Adviser shall maintain books and records with respect to the Segregated Portfolios’ securities transactions and keep the Board and the Adviser fully informed on an ongoing basis as agreed by the Adviser and the Sub-Adviser of all material facts concerning the Sub-Adviser and its key investment personnel providing services with respect to the Segregated Portfolios and the investment and the reinvestment of the Assets of the Segregated Portfolios. The Sub-Adviser shall furnish to the Adviser or the Board such reasonably requested regular, periodic and special reports, balance sheets or financial information, and such other information with regard to its affairs as the Adviser or Board may reasonably request and the Sub-Adviser will attend meetings with the Adviser, as reasonably requested, to discuss the foregoing. Upon the request of the Adviser, the Sub-Adviser shall also furnish to the Adviser any other information relating to the Assets that is required to be filed by the Adviser with the SEC or sent to shareholders under the 1940 Act (including the rules adopted thereunder) or any exemptive or other relief that the Adviser obtains from the SEC.
(l)The fair valuation of securities in a Segregated Portfolio may be required when the Adviser becomes aware of significant events that may affect the pricing of all or a portion of a Segregated Portfolio’s portfolio. The Sub-Adviser will provide assistance in determining the fair value of the Assets, as necessary and reasonably requested by the Adviser or its agent, and use reasonable efforts to arrange for the provision of valuation information or a price(s) from a party(ies) independent of the Sub-Adviser if market prices are not readily available, it being understood that the Sub-Adviser will not be responsible for determining the value of any such security.
(m)To carry out the duties and responsibilities provided hereunder, Sub-Adviser is hereby authorized, as agent and attorney-in-fact for the Fund, on behalf of each Segregated Portfolio, to place orders and issue instructions for the Segregated Portfolio. In all purchases, sales and other transactions in securities for the Segregated Portfolio, Sub-Advisor is authorized to exercise full discretion and act for the Segregated Portfolio in the same manner and with the same force and effect as the Segregated Portfolio might or could do with respect to such purchases, sales or other transactions, as well as with respect to all other things necessary or incidental to the furtherance or conduct of such purchases, sales or other transactions.
2.Duties of the Adviser. The Adviser (or its delegee) shall continue to have responsibility for all services to be provided to the Segregated Portfolios pursuant to the Advisory Agreement and shall oversee and review the Sub-Adviser’s performance of its duties under this Agreement; provided, however, that in connection with its management of the Assets, nothing herein shall be construed to relieve the Sub-Adviser of responsibility for compliance with the Documents, the written instructions and directions of the Board, the requirements of the 1940 Act, the Code, and all applicable laws and regulations.
3.Delivery of Documents. The Adviser has furnished the Sub-Adviser with copies of each of the following documents:
(a)The Management Agreement;
(b)The Trust’s Agreement and Declaration of Trust;
(c)The memorandum of association and articles of association of the Fund (as in effect on the date of this Agreement and as amended from time to time);
(d)Resolutions of the Board approving the formation and launch of the Fund and of each of the Segregated Portfolios;
(e)Resolutions of the Board approving the engagement of the Sub-Adviser as a sub-adviser to the Segregated Portfolios;
(f)Resolutions, policies and procedures adopted by the Board with respect to the Assets to the extent such resolutions, policies and procedures may affect the duties of the Sub-Adviser hereunder;
(g)Any other Documents of the Segregated Portfolios, as amended from time to time;
(h)A list of the Trust’s principal underwriter and each affiliated person of the Adviser, the Trust or the principal underwriter; and
(i)The terms and conditions of exemptive and no-action relief granted to the Trust, as amended from time to time.
The Adviser shall promptly furnish the Sub-Adviser from time to time with copies of all amendments of or supplements to the foregoing. Until so provided, the Sub-Adviser may continue to rely on those documents previously provided. The Adviser shall not, and shall not permit any of the Segregated Portfolios to use the Sub-Adviser’s name or make representations regarding Sub-Adviser or its affiliates without prior written consent of Sub-Adviser, such consent not to be unreasonably withheld. Notwithstanding the foregoing, the Sub-Adviser’s approval is not required when the information regarding the Sub-Adviser used by the Adviser or the Segregated Portfolio is limited to information disclosed in materials provided by the Sub-Adviser to the Adviser in writing specifically for use in the Segregated Portfolio’s registration statement, as amended or supplemented from time to time, or in Segregated Portfolio shareholder reports or proxy statements and the information is used (a) as required by applicable law, rule or regulation, in the Documents of the Segregated Portfolio or in Segregated Portfolio shareholder reports or proxy statements; or (b) as may be otherwise specifically approved in writing by the Sub-Adviser prior to use.

4.Compensation to the Sub-Adviser. For the services to be provided by the Sub-Adviser pursuant to this Agreement, the Adviser will pay the Sub-Adviser, and the Sub-Adviser agrees to accept as full compensation therefore, a sub-advisory fee at the rate specified in Schedule A which is attached hereto and made part of this Agreement. The fee will be calculated based on the daily value of the Assets under the Sub-Adviser’s management (as calculated as described in the Trust’s registration statement or as otherwise determined by the parties hereto), shall be computed daily, and will be paid to the Sub-Adviser not less than monthly in arrears. Except as may otherwise be prohibited by law or regulation (including any then current SEC staff interpretations), the Sub-Adviser may, in its sole discretion and from time to time, waive a portion of its fee.
5.Expenses. The Sub-Adviser will furnish, at its expense, all necessary facilities and personnel, including personnel compensation, expenses and fees required for the Sub-Adviser to perform its duties under this Agreement; administrative facilities, including operations and bookkeeping, and all equipment necessary for the efficient conduct of the Sub-Adviser’s duties under this Agreement.
6.Indemnification. The Sub-Adviser shall indemnify and hold harmless the Adviser, the Fund, all affiliated persons thereof (including, for the avoidance of doubt, the Board) (within the meaning of Section 2(a)(3) of the Investment Company Act) and all controlling persons (as described in Section 15 of the Securities Act of 1933, as amended) from and against any and all claims, losses, liabilities or damages (including reasonable attorney’s fees and other related expenses) however arising from or in connection with the performance of the Sub-Adviser’s obligations under this Agreement to the extent resulting from or relating to Sub-Adviser’s own willful misfeasance, fraud, bad faith or gross negligence, or to the reckless disregard of its duties under this Agreement.
The Adviser shall indemnify and hold harmless the Sub-Adviser and all affiliated persons thereof from and against any and all claims, losses, liabilities or damages (including reasonable attorney’s fees and other related expenses) however arising from or in connection with this Agreement (including, without limitation, any claims of infringement or misappropriation of the intellectual property rights of a third party against the Sub-Adviser or any affiliated person relating to any index or index data provided to Sub-Adviser by the Adviser or Adviser’s agent and used by the Sub-Adviser in connection with performing its duties under this Agreement); provided, however, that the Adviser’s obligation under this Section 6 shall be reduced to the extent that the claim against, or the loss, liability or damage experienced by the Sub-Adviser, is caused by or is otherwise directly related to the Sub-Adviser’s own willful misfeasance, fraud, bad faith or gross negligence, or to the reckless disregard of its duties under this Agreement.
Notwithstanding anything to the contrary contained herein, no party to this Agreement shall be responsible or liable for its failure to perform under this Agreement or for any losses to the Assets resulting from any event beyond the reasonable control of such party or its agents, including, but not limited to, nationalization, expropriation, devaluation, seizure or similar action by any governmental authority, de facto or de jure; or enactment, promulgation, imposition or enforcement by any such governmental authority of currency restrictions, exchange controls, levies or other charges affecting the Assets; or the breakdown, failure or malfunction of any utilities or telecommunications systems; or any order or regulation of any banking or securities industry including changes in market rules and market conditions affecting the execution or settlement of transactions; or acts or war, terrorism, insurrection or revolution; or acts of God, or any other similar event. In no event, shall any party be responsible for incidental, consequential or punitive damages hereunder.
The provisions of this Section shall survive the termination of this Agreement.

7.Representations and Warranties Sub-Adviser. The Sub-Adviser represents and warrants to the Adviser and the Fund as follows:
(a)The Sub-Adviser is (i) registered with the U.S. Securities and Exchange Commission as an investment adviser under the Advisers Act, (ii) holds all necessary licenses, consents, and approvals to provide the sub-advisory services and will continue to comply with (i) and (ii) above so long as this Agreement remains in effect;
(b)The Sub-Adviser will promptly notify the Adviser of the occurrence of any event that would substantially impair the Sub-Adviser’s ability to fulfill its commitment under this Agreement or disqualify the Sub-Adviser from serving as an investment adviser of an investment company pursuant to Section 9(a) of the 1940 Act.
(c)The Sub-Adviser will promptly notify the Fund and the Adviser if it, a member of its executive management or portfolio manager for the Assets is served or otherwise receives notice of any action, suit, proceeding or investigation, at law or in equity, before or by any court, government agency, self-regulatory organization, public board or body, involving the affairs of the Fund or of the Segregated Portfolios or relating to the investment advisory services of the Sub-Adviser (other than any routine regulatory examinations);
(d)The Sub-Adviser will notify the Adviser and the Board immediately upon detection of (a) any material failure to manage the Segregated Portfolio(s) in accordance with the Fund's or the Segregated Portfolio(s)’ stated investment objectives, guidelines and policies or any applicable law or regulation; (b) any material breach of any of the Fund's or the Segregated Portfolio(s)’ or the Sub-Adviser’s policies, guidelines or procedures relating to the Segregated Portfolios; and (c) any known or suspected cybersecurity incident, data breach, or unauthorized access that could reasonably affect client or segregated portfolio information, accounts, or operations.
(e)The Sub-Adviser is fully authorized under all applicable law and regulation to enter into this Agreement and serve as Sub-Adviser to the Segregated Portfolios and to perform the services described under this Agreement;
(f)The Sub-Adviser is a limited liability company duly organized and validly existing under the laws of the state of Delaware with the power to own and possess its assets and carry on its business as it is now being conducted;
(g)The execution, delivery, and performance by the Sub-Adviser of this Agreement and the sub-advisory services (i) are within the Sub-Adviser’s powers and have been duly authorized by all necessary action of its governing body; (ii) require no action by or filing with any governmental body, agency, or official; (iii) do not contravene or constitute a default under (A) any applicable law, rule, or regulation, (B) the Sub-Adviser’s governing documents, or (C) any agreement, judgment, injunction, order, decree, or other instrument binding upon the Sub-Adviser; and (iv) will not place the Sub-Adviser in violation of its fiduciary duties or create any undisclosed conflict of interest;
(h)This Agreement is a valid and binding agreement of the Sub-Adviser, enforceable against it; and
(i)The Form ADV of the Sub-Adviser previously provided to the Adviser is a true and complete copy of the form filed with the SEC and the information contained therein is accurate, current and complete in all material respects as of its filing date and as of the date hereof, and does not omit to state any material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading.
8.Covenants of the Sub-Adviser
(a)The Sub-Adviser shall not divert any Segregated Portfolio’s portfolio securities transactions to a broker or dealer in consideration of such broker or dealer’s promotion or sales of shares of the Segregated Portfolio, any other segregated portfolio of the Fund, or any other registered investment company.
(b)The Sub-Adviser agrees to maintain an appropriate level of errors and omissions or professional liability insurance coverage.
(c)Sub-Adviser agrees to perform services in a manner consistent with industry standards, fiduciary duties, and the investment objectives/policies of the Segregated Portfolio.
9.Duration and Termination. The effectiveness and termination dates of this Agreement shall be determined separately for each Segregated Portfolio as described below.
(a)Duration. This Agreement shall become effective on the date of this Agreement set forth above and shall continue in effect with respect to the Fund and each Segregated Portfolio, unless sooner terminated in accordance with its terms, for a period of two years from its effective date, and shall continue in effect from year to year thereafter provided that such continuance is specifically approved at least annually by an authorized person of the Trust.
(b)Termination. Notwithstanding whatever may be provided herein to the contrary, this Agreement may be terminated at any time with respect to the Fund or a particular Segregated Portfolio, without payment of any penalty:
(i)By vote of the Board, or by vote of a majority of the outstanding classes of shares in the Fund designated to participate in the applicable Segregated Portfolios, or by the Adviser, in each case, upon sixty (60) days’ written notice to the Sub-Adviser;
(ii)For so long as each Sole Shareholder is the sole shareholder of its corresponding Segregated Portfolio, this Agreement may be terminated with respect to such Segregated Portfolio at any time by the Trust, on behalf of such Sole Shareholder, or by vote of a majority of the outstanding voting securities of the Sole Shareholder, upon 60 days’ written notice of termination to the Adviser and the Sub-Adviser; and may be terminated with respect to the Fund or a Segregated Portfolio upon the mutual written consent of the Adviser, the Sub-Adviser, and, for so long as each Sole Shareholder is the sole shareholder of its corresponding Segregated Portfolio, the Trust.
(iii)By the Adviser upon breach by the Sub-Adviser of any representation or warranty contained in Section 7 and Section 10 hereof, which shall not have been cured within twenty (20) days of the Sub-Adviser’s receipt of written notice of such breach; provided, that it may be terminated immediately to the extent such breach makes it unlawful for Sub-Adviser to perform the services hereunder;

(iv)By the Adviser immediately upon written notice to the Sub-Adviser if the Sub-Adviser becomes unable to discharge its duties and obligations under this Agreement; or
(v)By either party upon ninety (90) days’ written notice to such other party. In the event of termination of this Agreement by the Adviser, the fee provided in Section 4 shall be computed on the basis of the period ending on the last business day on which this Agreement is in effect; provided, however that any minimum annual fee for any Segregated Portfolio (as noted on Schedule A) will not be prorated if this Agreement is terminated with respect to such Segregated Portfolio within twelve (12) months of its inception under this Agreement, but, rather, such minimum annual fee shall be paid by the Adviser in full (minus any investment management fees already paid during such period) at the time of termination.
This Agreement shall terminate automatically and immediately in the event of its assignment, or in the event of a termination of the Advisory Agreement with the Fund upon notice to the Sub-Adviser. As used in this Section 9, the terms “assignment” and “vote of a majority of the outstanding voting securities” shall have the respective meanings set forth in the 1940 Act and the rules and regulations thereunder, subject to such exceptions as may be granted by the SEC under the 1940 Act.
10.Regulatory Compliance Program of the Sub-Adviser. The Sub-Adviser hereby represents and warrants that:
(a)in accordance with Rule 206(4)-7 under the Advisers Act, the Sub-Adviser has adopted and implemented and will maintain written policies and procedures reasonably designed to prevent violation by the Sub-Adviser and its supervised persons (as such term is defined in the Advisers Act) of the Advisers Act and the rules the SEC has adopted under the Advisers Act;
(b)the Sub-Adviser has adopted and implemented and will maintain written policies and procedures that are reasonably designed to prevent violation of the “federal securities laws” (as such term is defined in Rule 38a-1 under the 1940 Act) by the Segregated Portfolios and the Sub-Adviser (the policies and procedures referred to in this Section 10(b), along with the policies and procedures referred to in Section 10(a), are referred to herein as the Sub-Adviser’s “Compliance Program”); and
(c)the Sub-Adviser acknowledges the Fund is subject to the Data Protection Act (Revised) of the Cayman Islands (the “DPA”) and acknowledges and agrees that, to the extent that the Fund or one of its delegates (including, for the avoidance of doubt, the Adviser) desires or is required to transfer “personal data” (as defined under the DPA) to the the Sub-Adviser, the Fund may only do so in accordance with the DPA.
11.Confidentiality. Subject to the duty of the Adviser or Sub-Adviser to comply with applicable law and regulation, including any demand or request of any regulatory, governmental or tax authority having jurisdiction, the parties hereto shall treat as confidential all non-public information pertaining to the Segregated Portfolios and the actions of the Sub-Adviser and the Segregated Portfolios in respect thereof. It is understood that any information or recommendation supplied by the Sub-Adviser in connection with the performance of its obligations hereunder is to be regarded as confidential and for use only by the Adviser, the Segregated Portfolios, the Board, or such persons as the Adviser may designate in connection with the Segregated Portfolios. It is also understood that any information supplied to the Sub-Adviser in connection with the performance of its obligations hereunder is to be regarded as confidential and for use only by the Sub-Adviser, its affiliates and agents in connection with its obligation to provide investment advice and other services to the Segregated Portfolios and to assist or enable the effective management of the Adviser’s and the Segregated Portfolios’ overall relationship with the Sub-Adviser and its affiliates. The parties acknowledge and agree that all nonpublic personal information with regard to shareholders in the Segregated Portfolios shall be deemed proprietary and confidential information of the Adviser, and that the Sub-Adviser shall use that information solely in the performance of its duties and obligations under this Agreement and shall take reasonable steps to safeguard the confidentiality of that information. Further, the Sub-Adviser shall maintain and enforce adequate security and oversight procedures with respect to all materials, records, documents and data relating to any of its responsibilities pursuant to this Agreement including all means for the effecting of investment transactions.
12.Reporting of Compliance Matters.
(a)The Sub-Adviser shall promptly provide to the Board the following:
(i)    a report of any material violations of the Sub-Adviser’s Compliance Program or any “material compliance matters” (as such term is defined in Rule 38a-1 under the 1940 Act) that have occurred with respect to the Sub-Adviser’s Compliance Program;
(ii)    on a quarterly basis, a report of any material changes to the policies and procedures that compose the Sub-Adviser’s Compliance Program;
(iii)    a copy of the Sub-Adviser’s chief compliance officer’s report (or similar document(s) which serve the same purpose) regarding his or her annual review of the Sub-Adviser’s Compliance Program, as required by Rule 206(4)-7 under the Advisers Act; and
(iv)    an annual (or more frequently as the Board may reasonably request) representation regarding the Sub-Adviser’s compliance with Section 7 and Section 10 of this Agreement.
(b)The Sub-Adviser shall also provide the Board with reasonable access, during normal business hours, to the Sub-Adviser’s facilities for the purpose of conducting pre-arranged on-site compliance related due diligence meetings with personnel of the Sub-Adviser.
13.Governing Law. This Agreement shall be governed by the laws of the State of Delaware, without regard to conflict of law principles; provided, however, that nothing herein shall be construed as being inconsistent with the 1940 Act.
14.Severability. Should any part of this Agreement be held invalid by a court decision, statute, regulation, rule or otherwise, the remainder of this Agreement shall not be affected thereby. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors.
15.Notice. Any notice, advice, document, report or other client communication to be given pursuant to this Agreement shall be deemed sufficient if delivered or mailed by registered, certified or overnight mail, postage prepaid or electronically addressed by the party giving notice to the other party at the last address furnished by the other party. By consenting to the electronic delivery of any notice, advice, document, report or other client communication in respect of this Agreement or as required pursuant to applicable law, the Adviser authorizes the Sub-Adviser to deliver all communications by email or other electronic means.

To the Adviser at:	Yorkville America Equities, LLC 1012 Springfield Avenue Mountainside, New Jersey 07092
To the Trust at:	Yorkville America Investment Trust 8730 Stony Point Parkway, Suite 205 Richmond, Virginia 23235
To the Sub-Adviser at:	Tidal Investments LLC 234 West Florida Street, Suite 700 Milwaukee, Wisconsin 53204
To the Board and/or to the Fund, on behalf of each Segregated Portfolio at:	T-REX (Cayman) Portfolios SPC c/o Commonwealth Fund Services, Inc. 8730 Stoney Point Parkway, Suite 205 Richmond, VA 23235

16.Non-Hire/Non-Solicitation. The parties hereby agree that, during the term of this Agreement, neither party shall, for any reason, directly or indirectly, on its own behalf or on behalf of others, knowingly hire any person employed by the other party (a “Restricted Person”), whether or not such Restricted Person is a full-time employee or whether or not any Restricted Person’s employment is pursuant to a written agreement or is at-will. The parties further agree that, to the extent that a party breaches the covenant described in this paragraph, the other party shall be entitled to pursue all appropriate remedies in law or equity.
17.Amendment of Agreement. This Agreement may be amended only by written agreement of the Adviser, the Sub-Adviser and the Fund, and only in accordance with the provisions of the 1940 Act and the rules and regulations promulgated thereunder.
18.Entire Agreement. This Agreement embodies the entire agreement and understanding between the parties hereto, and supersedes all prior agreements and understandings relating to this Agreement’s subject matter. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but such counterparts shall, together, constitute only one instrument.
19.Interpretation. Any question of interpretation of any term or provision of this Agreement having a counterpart in or otherwise derived from a term or provision of the 1940 Act will be resolved by reference to such term or provision of the 1940 Act and to interpretations thereof, if any, by the United States courts or, in the absence of any controlling decision of any such court, by rules, regulations or orders of the SEC validly issued pursuant to the 1940 Act. Specifically, the terms “vote of a majority of the outstanding voting securities,” “interested persons,” “assignment,” and “affiliated persons,” as used herein will have the meanings assigned to them by Section 2(a) of the 1940 Act. In addition, where the effect of a requirement of the 1940 Act reflected in any provision of this Agreement is relaxed by a rule, regulation or order of the SEC, whether of special or of general application, such provision will be deemed to incorporate the effect of such rule, regulation or order.
20.Headings. The headings in the sections of this Agreement are inserted for convenience of reference only and will not constitute a part hereof.

The Fund, for and on behalf of the Segregated Portfolios, the Adviser, and the Sub-Adviser are entering into this Agreement with the express intention that any liabilities of the Fund to the Sub-Adviser under this Agreement (whether for payment of the fees and expenses or pursuant to an indemnity provision or otherwise) that relate to the provision of the Services for the benefit of a particular Segregated Portfolio are the separate and exclusive liabilities of the Fund for and on behalf of such Segregated Portfolio.
21.Miscellaneous.
(a)Where the effect of a requirement of the 1940 Act or Advisers Act reflected in any provision of this Agreement is altered by a rule, regulation or order of the SEC, whether of special or general application, such provision shall be deemed to incorporate the effect of such rule, regulation or order.
(b)The parties agree that this Agreement, and any other documents to be delivered in connection herewith, may be executed and delivered by electronic transmission (including, without limitation, by .pdf, DocuSign, or other electronic signature platform). Any such execution and delivery shall be deemed to have the same force and effect as delivery of an original manually executed copy of this Agreement. Each party agrees that it will not contest the validity or enforceability of this Agreement solely because it was executed by means of an electronic signature.
(c)The provisions of this Agreement that by their nature are intended to survive termination or expiration shall so survive, including without limitation: (i) the representations and warranties of the parties; (ii) confidentiality and data protection obligations; (iii) indemnification and limitation of liability provisions; (iv) recordkeeping and inspection rights; (v) governing law and dispute resolution; and (vi) this Survival clause.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day first set forth above.

Yorkville America Equities, LLC By: /s/ Steve Neamtz Name: Steve Neamtz Title: Chief Executive Officer
Tidal Investments LLC By: /s/ Gavin Filmore Name: Gavin Filmore Title: Chief Executive Officer
T-Rex (Cayman) Portfolios SPC for and on behalf of each Segregated Portfolio By: /s/ Mary Lou Ivey Name: Mary Lou Ivey Title: President

SCHEDULE A

Fund	Segregated Portfolio	Sub-Advisory Fee
YA MarketVector Bitcoin and Ether Strategic Momentum ETF	YA MarketVector Bitcoin and Ether Strategic Momentum (Cayman) Portfolio S.P.	0.075% up to $250M; 0.065% on the next $250M; 0.055% thereafter
Yorkville America Crypto Leaders ETF	Yorkville America Crypto Leaders (Cayman) Portfolio S.P.	0.075% up to $250M; 0.065% on the next $250M; 0.055% thereafter
Yorkville America Crypto Leaders Covered Call ETF	Yorkville America Crypto Leaders Covered Call (Cayman) Portfolio S.P.	0.075% up to $250M; 0.065% on the next $250M; 0.055% thereafter
Yorkville America Digital Asset Ecosystem ETF	Yorkville America Digital Asset Ecosystem (Cayman) Portfolio S.P.	0.075% up to $250M; 0.065% on the next $250M; 0.055% thereafter
Yorkville America MANGOS Plus ETF	Yorkville America MANGOS Plus (Cayman) Portfolios S.P.	0.06% up to $250M; 0.05% thereafter
Yorkville America MANGOS Plus Premium Equity Income Index ETF	Yorkville America MANGOS Plus Premium Equity Income Index (Cayman) Portfolios S.P.	0.07% up to $250M; 0.06% on the next $250M; 0.05% thereafter
YA Columbus Macro Anti-Debasement Index ETF	YA Columbus Macro Anti-Debasement Index (Cayman) Portfolio S.P.	0.03% up to $500M; 0.025% thereafter
YA Columbus Macro Reindustrialization Dividend Index ETF	YA Columbus Macro Reindustrialization Dividend Index (Cayman) Portfolio S.P.	0.03% up to $500M; 0.025% thereafter